As filed with the Securities and Exchange Commission on March 16, 1999
                                                      Registration No. 333-70763
================================================================================
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                           AMENDMENT NO. 2 TO FORM S-3
                             REGISTRATION STATEMENT
                                    Under the
                             Securities Act of 1933
                               -------------------

                            Altair International Inc.
             (Exact name of registrant as specified in its charter)

    Province of Ontario, Canada                            None
  (State or other jurisdiction of                    (I.R.S. employer
   incorporation or organization)                 identification number)

                               -------------------


                                 William P. Long
                                    President
                            Altair International Inc.
                         1725 Sheridan Avenue, Suite 140
                               Cody, Wyoming 82414
                                 (307) 587-8245
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              Brian G. Lloyd, Esq.
                              Bryan T. Allen, Esq.
                       PARR WADDOUPS BROWN GEE & LOVELESS
                       185 South State Street, Suite 1300
                           Salt Lake City, Utah 84111
                                 (801) 532-7840


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Registrant.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------  ------------------  ------------------  -----------------  -------------------
                                                                                       Proposed
                                                                Proposed maximum        maximum
           Title of each class                Amount to be     offering price per  aggregate offering      Amount of
     of securities to be registered            registered           share(1)           price(1)       registration fee(1)
-----------------------------------------  ------------------  ------------------  -----------------  -------------------
Common Shares, no par value..............     1,500,000(2)           $7.125           $10,687,500          $3,206(3)
Warrants (4) ............................        500,000               --
=========================================  ==================  ==================  =================  ===================

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices for the common shares as reported on the Nasdaq National Market on March 15, 1999.

(2) Includes 500,000 Common Shares issuable upon the exercise of warrants registered hereunder.

(3)  Previously Paid.

(4)  Warrants to purchase up to 500,000 of Common Shares, registered hereunder.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
================================================================================

                            ALTAIR INTERNATIONAL INC.
                             1,500,000 Common Shares
                                500,000 Warrants
                               ------------------

     Altair International Inc. is a development-stage Ontario company in the business of developing mineral processing equipment and mineral properties. Altair owns and is developing a mineral processing machine it calls the "Altair Centrifugal Jig" or simply the "Jig." The Jig uses a rotating circular screen and pulsating water to separate valueless mineral particles from more valuable mineral particles based on their specific gravity. Altair also leases and is exploring an approximately 13,600 acre parcel of land near Camden, Tennessee to determine whether it would be amenable to large-scale mining of titanium and zircon using the Jig or other equipment. In addition, Altair has recently acquired an option to lease and has begun initial testing on a small heavy mineral sand stockpile located near Ione, California. Altair has not completed testing of the Jig, the Tennessee mineral property, or the California mineral property.

     We may use the Prospectus from time to time to offer up to 1,500,000 common shares of Altair (the "Shares") and warrants to purchase up to 500,000 of the Shares (the "Warrants"; collectively with the Shares, the "Offered Securities"). The common shares of Altair (the "Common Shares") are listed for trading on the Nasdaq National Market under the symbol "ALTIF." On March 15, 1999, the last reported sales price of Common Shares on the Nasdaq National Market was $7.125 per share. Unless otherwise indicated, amounts in this Prospectus are expressed in United States Dollars.

              -----------------------------------------------------


     Each time we sell securities pursuant to this Prospectus, we will provide information regarding the price of the Offered Securities, amount of proceeds, commissions of and relationships with underwriters or placement agents, if any, net proceeds, and other information we consider to be important, in a supplement to this Prospectus.

              -----------------------------------------------------


Consider carefully the risk factors beginning on page 6 in this Prospectus before investing in the Offered Securities being sold with this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                              Dated March 17, 1999

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS..........................................................4

PROSPECTUS SUMMARY.............................................................4

FORWARD-LOOKING STATEMENTS.....................................................6

RISK FACTORS...................................................................6
     Absence of Operating Revenues or Profits..................................6
     Possibility of Continuing Operating Losses................................7
     Risks Associated With Sufficiency and Price of Capital....................7
     Government Regulation.....................................................8
     Enforceability of Civil Liabilities Against Foreign Persons...............8
     Dependence on Key Personnel...............................................9
     Acquisition Risks.........................................................9
     Possible Issuance of Substantial Amounts of Additional Shares
          Without Stockholder Approval.........................................9
     Volatility of Stock Price................................................10
     Shares Eligible for Future Sales.........................................10
     Absence of Dividends.....................................................11
     Capacity Limitations of the Series 12 Jig................................11
     Testing Status of the Series 30 Jig--Mineral Sands Processing............11
     Testing Status of the Series 30 Jig--Coal Washing........................12
     Risks Upon Completion of Testing.........................................12
     Competition From Alternative Technologies................................13
         Spirals and Cones....................................................13
         Froth Flotation Devices..............................................13
         Heavy Media Separation...............................................13
     Competition From Other Jig-like Products.................................14
     Dependence on Commodities Markets........................................14
     Dependence on Third Party Manufacturers..................................14
     Patents for the Centrifugal Jig..........................................15
     Exploratory Stage of Development --Tennessee Mineral Property............15
     Uncertainty of Obtaining Environmental Permits for the Tennessee
         Mineral Property.....................................................16
     Exploratory Stage of Development--California Mineral Property............16
     Uncertainty of Obtaining Environmental Permits for the California
         Mineral Property.....................................................17
     Absence of Detailed Plans for the Mineral Properties.....................17
     Environmental Liability..................................................18

PRICE RANGE OF COMMON SHARES..................................................19
         United States........................................................19
         Canada   ............................................................20

USE OF PROCEEDS...............................................................21

DILUTION......................................................................21

PLAN OF DISTRIBUTION..........................................................21
     Placement Agents.........................................................21
     Underwriters.............................................................21
     Direct Sales.............................................................21
     General Information......................................................22

DESCRIPTION OF WARRANTS.......................................................22

LEGAL MATTERS.................................................................23

EXPERTS.......................................................................23

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................23

WHERE YOU CAN FIND MORE INFORMATION...........................................24

                              ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any or all of the Offered Securities in one or more offerings. This Prospectus provides you with a general description of Altair, certain risk factors associated with investment in the Offered Securities, and a limited description of the contemplated offering(s). Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any prospectus supplement, together with additional information described under the heading "Incorporation of Certain Documents by Reference" on page 23 of this Prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights some information from this Prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire Prospectus and any prospectus supplement provided by the Company.

                            Altair International Inc.

     Altair International Inc. is a development-stage Ontario company whose primary business is acquiring and developing mineral processing equipment for use in the recovery of fine mineral particles, including gold, titanium, and zircon, and environmental contaminants. Altair also seeks to acquire or lease mineral deposits suitable for the use of its mineral processing equipment. Unless the context requires otherwise, all references to "Altair," "Altair International Inc.," or the "Company" in this Prospectus refer to Altair International Inc. and each of its subsidiaries.

     Altair is presently developing the Jig. The Jig is a machine that uses a rotating circular screen and pulsating water to separate valueless mineral particles from more valuable mineral particles based on the differences in their specific gravity. In tests, the Jig has proven capable of segregating and recovering extremely fine mineral particles, sized from 100 to 400 mesh, which are not presently recoverable using conventional techniques. ("Mesh" refers to the openings or spaces in a screen, and the value (size) of mesh is given as the number of openings per linear inch.). Altair is presently testing and customizing the Jig for use in the recovery of heavy minerals such as titanium and zircon and for use in the washing of coal. Management believes that the Jig could also be used to recover other minerals such as gold and for environmental remediation.

     Altair has also leased, and is exploring, an approximately 13,600 acre parcel of land near Camden, Tennessee (the "Tennessee Mineral Property") to determine whether it would be amenable to large-scale mining for titanium and zircon using the Jig or other equipment.

Preliminary reports suggest that the Tennessee Mineral Property contains significant amounts of valuable heavy minerals, including titanium and zircon, and is suitable for a large-scale sand mining operation with a multi-decade life.

     In October 1998, Altair acquired an option to enter into a mineral processing lease on a heavy mineral stockpile located near Ione, California (the "California Mineral Property"; collectively with the Tennessee Mineral Property, the "Mineral Properties"). Although the limited size of the California Mineral Property suggests that any mineral processing operation conducted on the property would be small scale and short-term, existing data suggests that the stockpiled materials grade between 14% and 31% heavy minerals (compared to 2% heavy minerals content in some primary mine locations). Of the heavy mineral content, approximately 50-65% is ilmenite, which is used as a feed stock in the manufacture of TiO2 pigment--a common ingredient in plastics, paints, and paper. Altair has commenced initial drilling to verify the content of the stockpile, and, if such tests reveal consistent, adequate mineral grade of ilmenite, Altair plans to commence gravity separation tests and feasibility analysis sometime in 1999.

     The Company's principal office is located at 1725 Sheridan Avenue, Suite 140, Cody, Wyoming 82414 U.S.A., and the Company's telephone number is (307) 587-8245.

                                  The Offering

-----------------------------------------------------  -----------------------------------------------------------
Common Shares offered by the Company.................                                                   1,500,000
-----------------------------------------------------  -----------------------------------------------------------
Warrants to purchase Common Shares                                                                         500,000
-----------------------------------------------------  -----------------------------------------------------------
Common Shares outstanding prior to this
offering.............................................                                                15,174,915(1)
-----------------------------------------------------  -----------------------------------------------------------
Common Shares outstanding following                                                                  16,674,915(1)
this offering, if all Shares are sold................
-----------------------------------------------------  -----------------------------------------------------------
Use of proceeds......................................  Working capital, capital expenditures, acquisitions and other general corporate
                                                       purposes.
-----------------------------------------------------  -----------------------------------------------------------
Risk Factors.........................................  You should read the "Risk Factors," beginning on page 6, as well as other cautionary
                                                       statements throughout this Prospectus, before
                                                       investing in the Offered Securities.
-----------------------------------------------------  -----------------------------------------------------------
--------------------

(1) Excludes 1,980,000 Common Shares authorized for issuance upon exercise of outstanding options granted pursuant to Altair's stock option plans and 1,438,000 Common Shares reserved for the future grant of stock options under such plans.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend," "expect," or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward- looking statements, you should keep in mind the risk factors noted in this section and other cautionary statements throughout this Prospectus, any prospectus supplement, and the Company's periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this Prospectus, a prospectus supplement, or any applicable filings materializes, or any other underlying assumptions prove incorrect, the Company's actual results may vary materially from those anticipated, estimated, projected, or intended.

     Among the key factors that may have a direct bearing on the Company's operating results are risks and uncertainties described under "Risk Factors," including those attributable to the absence of operating revenues or profits, uncertainties regarding the development and commercialization of the Jig, development risks associated with the Tennessee Mineral Properties and uncertainties regarding the Company's ability to obtain capital sufficient to continue its operations and pursue its proposed business strategy.

                                  RISK FACTORS

     Before you invest in the Shares offered with this Prospectus, you should be aware that such investment involves the assumption of various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this Prospectus before you decide to purchase the Shares.


Risk Factors Related to the Company Generally


     Absence of Operating Revenues or Profits.

         The Company is a development stage company. To date, the Company has not generated revenues from operations or realized a profit. The Company is presently investing substantial resources in the testing and development of the Jig and the exploration of the Tennessee Mineral Property. The Company intends to begin initial testing on the California Mineral Property. There can be no assurance that the Jig, the Tennessee Mineral Property, the California Mineral Property, or any other project undertaken by the Company will ever enable the Company to generate revenues or that the Company will at any time realize a profit from operations.

     Possibility of Continuing Operating Losses.

         The Company has experienced a loss from operations in every fiscal year since its inception. The Company's losses from operations in 1998 were $ 1,762,088 and its losses in 1997 were $1,831,471. Consistent with its history, the Company expects to continue experiencing a net loss from operations in 1999. The Company will continue to experience a net operating loss until, and if, the Jig and/or the Mineral Properties begin generating revenues for the Company. Even if the Jig or the Mineral Properties begin generating revenues, such revenues may not exceed the costs of production. Accordingly, the Company cannot provide assurance that it will ever realize a profit from operations.

     Risks Associated With Sufficiency and Price of Capital.

          The Company's existing capital may prove insufficient to complete testing and development of the Jig or exploration of the Mineral Properties. This insufficiency may be caused by numerous factors, including, without limitation, unanticipated expenses associated with developing the Jig or exploring the Mineral Properties, the Company's inability to locate and reach an agreement with a company willing to manufacture the Jig at a reasonable price, or the need for a radical change in the design of the Jig.

         If the Company determines to construct and operate a mine on the Tennessee Mineral Property or the California Mineral Property, the Company's existing capital will be inadequate to complete construction of the mine. In addition, the Company may need additional capital for necessary or discretionary acquisitions of equipment, properties, intellectual property rights or companies. General and industry market factors or other unforeseen events may also affect the Company's use of and need for capital.

         If the Company needs additional capital, it may not to be able obtain the amount of additional capital needed or may be forced to pay an extremely high price for capital. Factors affecting the availability and price of capital may include, without limitation, the following:

     o market factors affecting the availability and cost of capital  generally;
     o the  performance  of the  Company;
     o the size of the  Company's  capital needs;
     o the market's  perception of mining,  technology,  and or minerals stocks;
     o the  economics  of  projects  being  pursued;  and
     o industry perception of the Company's ability to recover minerals with the Jig or otherwise.

If the Company is unable to obtain sufficient capital or is forced to pay a high price for capital, the Company may be unable to complete testing and production of the Jig, exploration and development of the Mineral Properties, or otherwise pursue and fully exploit existing or future development opportunities. In addition, because of their size, resources, history and other factors, certain competitors of the Company may have better access to capital than the Company and, as a result, may be able to exploit opportunities more easily or thoroughly than the Company.

     Government Regulation.

         The Company's exploration of the Mineral Properties and testing of the Jig are--and any future testing, construction or mining activities of the Company will be--subject to a number of federal, state, and local laws and regulations concerning mine and machine safety and environmental protection. Such laws include, without limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response Compensation Liability Act. Such laws require that the Company take steps to, among other things, maintain air and water quality standards, protect threatened, endangered and other species of wildlife and vegetation, preserve certain cultural resources, and reclaim exploration, mining and processing sites. These laws are continually changing and, as a general matter, are becoming more restrictive.

         Compliance with federal, state, or local laws and regulations represents a small part of the Company's present budget; nevertheless, continued compliance may be extremely costly, especially if the Company actually commences mining operations on the Tennessee Mineral Property or the California Mineral Property. If the Company fails to comply with any such laws or regulations, a government entity may levy a fine on the Company or require the Company to take costly measures to ensure compliance. Any such fine or expenditure may adversely affect the Company's development.

     Enforceability of Civil Liabilities Against Foreign Persons.

         The Company is an Ontario corporation, and a majority of its directors are residents of Canada. In addition, certain of the Company's experts (including its principal accountants and Canadian legal counsel) are located in Canada. As a result, investors may be unable to effect service of process upon such persons within the United States and may be unable to enforce court judgments against such persons predicated upon civil liability provisions of the United States securities laws. It is uncertain whether Canadian courts would (i) enforce judgments of United States courts obtained against the Company or such directors, officers or experts predicated upon the civil liability provisions of United States securities laws or (ii) impose liability in original actions against the Company or its directors, officers, or experts predicated upon United States securities laws.

     Dependence on Key Personnel.

         The continued success of the Company will depend to a significant extent on the services of Dr. William P. Long, President and Chief Executive Officer of the Company, and Mr. C. Patrick Costin, Vice President of the Company and President of Fine Gold and Mineral Recovery Systems, Inc., two of the Company's subsidiaries. The loss or unavailability of Mr. Long or Mr. Costin could have a material adverse effect on the Company. The Company does not carry key man insurance on the lives of such key officers.

         In addition to the individuals identified above, the Company employs a Vice President of Marketing, Director of Finance, controller, senior process engineer, technician, metallurgist, geologist, and administrative assistant. The Company has no other employees. Aside from Dr. Long, Mr. Costin, the Vice President of Marketing, and the Director of Finance, the Company has no employment agreements with any of its personnel. Competition for such personnel is intense, and the Company can provide no assurance that it will be able to attract and maintain all personnel necessary for the development and operation of its business.

     Acquisition Risks.

         The Company is currently evaluating, and plans to continue to evaluate, licensing or acquiring additional mining products or properties. The Company also plans to remain open to acquiring, or developing strategic relations with, other companies that have products, manufacturing capabilities, or other qualities that are compatible with the Company's business objectives. The Company must compete for attractive acquisition or strategic alliance candidates with numerous other companies, many of whom have significantly greater financial and technological resources than the Company. In addition, to the extent the Company is in a competitive position, it may fail to identify or consummate acquisition or strategic alliance opportunities.

         Even if the Company identifies and completes such alliances, consummation thereof may require the Company to incur additional debt, amortize expenses related to goodwill and intangible assets, or issue dilutive equity securities, all of which could adversely affect the Company's operating results or financial condition. In addition, a failure by the Company to integrate its operations with that of an ally or acquisition target may adversely affect operating results. Disruptions in operations are likely to be especially severe during the fiscal quarters immediately following any acquisition or alliance transaction, while the operations of the acquired or combined business are being integrated into the Company's operations.

     Possible Issuance of Substantial Amounts of Additional Shares Without Stockholder Approval.

         The Company's Articles of Incorporation authorize the issuance of an unlimited number of Common Shares. All such shares may be issued without any action or approval by the Company's stockholders. In addition, the Company has two stock option plans which have potential for diluting of the ownership interests of the Company's stockholders. The issuance of any additional Common Shares would further dilute the percentage ownership of the Company held by existing stockholders.

     Volatility of Stock Price.

         The Common Shares were listed on the Alberta Stock Exchange up through April 23, 1998 and have been listed on the Nasdaq National Market since January 26, 1998. Between March 24, 1997 and January 23, 1998, the Common Shares were listed on the Nasdaq SmallCap Market. Trading in the Common Shares has been characterized by a high degree of volatility. See "Price Range of Common Stock." Trading in the Common Shares may continue to be characterized by extreme volatility for numerous reasons, including the following:

     o   The continued absence of any revenues from the Jig;

     o Uncertainty regarding the viability of mining the Tennessee Mineral Property or the California Mineral Property;

     o Continued dominance of trading in the Common Shares by a small number of firms;

     o   Positive or negative announcements by the Company or its competitors;

     o Industry trends, general economic conditions in the United States or elsewhere, or markets for equity securities, minerals, and commodities;

     o The announcement of financial or research and development results that differ from analyst and investor expectations, regardless of the health of the Company;

     o   Significant changes in future prospects of the Company; and

     o Speculation by short sellers of the Common Shares or other persons who stand to profit from a rapid increase or decrease in the price of the Common Shares.

     Shares Eligible for Future Sales.

         The resale of "restricted securities" as well as securities held by "affiliates" of the Company, is generally subject to the provisions of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate of the Company), including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period a number of Common Shares that does not exceed the greater of 1% of the number of Common Shares then outstanding or the average weekly trading volume of the Common Shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the Common Shares proposed to be sold for at least two years (including the holding period of any prior owners except an affiliate of the Company), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. The Company is unable to predict the effect that future sales under Rule 144 may have on the then prevailing market price of the Common Shares.

         In addition, shares issued upon exercise of options granted pursuant to the Company's employee stock option plans are presently registered under the Securities Act. Subject to certain restrictions on resale by affiliates, such shares may be sold without restriction. The sale of any substantial number of Common Shares will have a depressive effect on the market price of the Common Shares

     Absence of Dividends.

         The Company has never declared or paid dividends on the Common Shares. Moreover, the Company currently intends to retain any future earnings for use in its business and, therefore, does not anticipate paying dividends on the in the Common Shares in the foreseeable future.


Risk Factors Primarily Related to Development of the Jig


     Capacity Limitations of the Series 12 Jig.

         To date, the Company has developed and tested a lower-capacity Series 12 Jig and a higher-capacity Series 30 Jig. Test results on the Series 12 Jig, designed to be capable of processing approximately 120 tons of solids per day, suggest that commercial use of the Series 12 Jig is technically feasible. Nevertheless, the designed capacity of the Series 12 Jig is too small for coal washing, heavy minerals extraction, and most other intended applications of the Jig, except use in small placer gold mines or similar operations. Even if the Series 12 Jig performs to design specifications in subsequent tests or at a commercial facility, the Company believes that, because of its small capacity, the potential market for the Series 12 Jig is limited.

     Testing Status of the Series 30 Jig--Mineral Sands Processing.

         The Series 30 Jig is designed to process approximately 500 tons of solids per day. The Company believes that this designed capacity is sufficient for heavy mineral sands processing and many other intended commercial applications. Having completed an initial set of tests on the Series 30 Jig at a heavy minerals sand processing facility in Northern Florida, the Company hopes that it can begin marketing the Series 30 Jig for heavy mineral sands recovery during 1999. Nevertheless, the Company can provide no assurance that it will actually begin marketing the Series 30 Jig during 1999; that the Company will be successful in its efforts to market the Series 30 Jig or that the Series 30 Jig will prove attractive to potential end users. Even if the Company is successful in marketing the Series 30 Jig to end users, the Company can provide no assurance that, once installed in uncontrolled operational environments, the Series 30 Jig will prove efficient, durable, or cost-effective enough to satisfy the expectations of end users. In addition, the introduction of new technologies by competitors could render the Series 30 Jig or larger Jig models obsolete or unmarketable or require costly alterations to make it marketable.

     Testing Status of the Series 30 Jig--Coal Washing.

         With respect to coal washing, the Series 30 Jig has not yet been tested to evaluate its ability to operate at a commercial production facility. The Company expects to have installed a Series 30 Jig at an independent coal production facility by the end during 1999, and expects that testing will take a minimum of six months. Depending upon the results of such testing, the Company hopes to begin marketing the Series 30 Jig for coal washing within three months of the date such testing is complete. Nevertheless, the test results may indicate that the Series 30 Jig is not capable of processing the volume of coal it is designed to process or capable of removing fine pyrite particles and ash from coal fines with acceptable efficiency or with reasonable maintenance costs. If not, the Company expects that marketing of the Series 30 Jig for coal washing will be delayed. Moreover, even if the Series 30 Jig or larger Jig models perform to design specifications in a controlled test in a production facility, the Series 30 Jig may not wash coal fines in a cost-effective manner outside the test environment, prove sufficiently durable, or otherwise prove attractive to end users. In addition, the introduction of new technologies by competitors could render the Series 30 Jig or larger Jig models obsolete or unmarketable or require costly alterations to make them marketable.

     Risks Upon Completion of Testing.

         Although test results from controlled tests on the Series 30 Jig suggest that it is capable of separating valuable heavy minerals from mineral sands and removing fine pyrite particles and ash from coal fines, the Series 30 Jig has not been operated as part of an actual commercial mineral processing or coal production facility. When integrated into an actual commercial operations, the Series 30 Jig:

     o   may not be able to process sand or coal at its design capacity;

     o may not recover a commercially valuable end product at a commercial viable rate when processing mineral sands or coal;

     o may break down frequently or otherwise be too costly to operate and maintain;

     o may be displaced or rendered obsolete by the introduction of competing technologies or jigs and may be incompatible with developing mining or extraction processes; and

     o may be rendered obsolete by the absence of demand for heavy minerals, coal, or other end products of processing.

     Competition From Alternative Technologies.

         The centrifugal jig process may not prove superior, either technically or commercially, to alternative technologies. Various mineral processing technologies perform many functions similar or identical to those for which the Jig is designed. Minerals processing technologies are generally predicated on the physical and chemical characteristics of the materials being processed. A minerals processor may exploit contrasts in size, specific gravity, hardness, magnetic susceptibility, electrical conductivity, and similar characteristics to selectively extract and concentrate mineral constituents. Minerals processors also exploit variations in chemical reactivity and molecular affinity to selectively separate minerals.

         The Jig competes in an arena in which particle specific gravity is the primary criteria for particle segregation and capture. Competing technologies in this arena include the following:

     Spirals and Cones. To separate out valuable particles with a spiral or cone, a mineral processor runs a sand-size feed slurried in water through a tilted trough (spiral) or over a convex surface (cone). In this process, fine-sized particles tend to "float" and not settle as quickly as larger particles. The difference in settling speed permits the mineral processor to separate out and extract the more valuable heavy particles. Spirals and cones are most effective in feed sizes larger than 150 mesh.

     Froth Flotation Devices. To separate minerals using a froth floatation device, a processor introduces chemical agents into a pool of mixed particles, which agents attach to certain sulfides. Once attached to the chemical agents, the sulfides float to the surface. The froth flotation method may be effective on particles as small as 200 mesh.

     Heavy Media Separation. Heavy media separation is a process in which a feed containing both dense and light particles is fed into a solution whose specific gravity is midway between the particles to be separated. The light particles float to the surface of the solution, while the heavy particles sink. Heavy media separation is effective primarily in the removal of ash from coal and in small scale analytic laboratory applications.

         The Company believes that, in certain applications, the Jig may prove more efficient, cost effective, or adaptable than spirals and cones, froth flotation devices, or heavy media separation devices. Nevertheless, results from further tests or actual operations may reveal that these alternative technologies are better adapted to any or all of the uses for which the Jig is intended.

Moreover, regardless of test results, consumers may view any or all of such alternative technologies as technically superior to, or more cost effective than, the Jig.

     Competition From Other Jig-like Products.

The Company believes that the Jig currently faces several forms of competition in the commercial segregation of dense particles contained in feeds between 150 and 400 mesh, including the Kelsey Jig Falcon concentrators, and the Knelsen batch concentrator unit. Another centrifugal jig device, the Kelsey jig, has been developed in Australia subsequent to the invention of the Jig. According to the Kelsey jig's manufacturer, Geo Logics Pty. Ltd., Kelsey jigs are in service at 20 plants worldwide. In addition, Falcon, a Canadian company, produces a concentrator which is used mainly for pre- concentration and scavenging. Their principal applications to date have been in the gold and tantalum industries. There also exists a batch concentrator known as the Knelsen Bowl, which management believes is best suited to small volumes. Knelsen units have been installed in various mining applications, primarily gold, throughout the world. Competitors, many of whom may have significant capital and resources, may develop, or be in the process of developing, superior or less expensive alternatives to the Jig.

     Dependence on Commodities Markets.

         If the Jig is successfully developed and manufactured, the Company intends to use the Jig, or lease the Jig for use, to separate and recover valuable, heavy mineral particles. Active international markets exist for gold, titanium, zircon, and many other minerals potentially recoverable with the Jig. Prices of such minerals fluctuate widely and are beyond the control of the Company. A significant decline in the price of minerals capable of being extracted by the Jig could have significant negative effect on the value of the Jig. Similarly, a significant decline in the price of minerals being produced or expected to be produced on either or both of the Mineral Properties could have a significant negative effect on the viability of a mine or processing facility on either such property. In addition, because the Company intends to market the Jig primarily to mining companies, a general economic downturn in the mining or mineral industries may have a material adverse effect on the Company.

     Dependence on Third Party Manufacturers.

         The Company currently contracts on a per-unit basis with a machine shop located in central Tennessee for assembly of the Jig but has no long-term contract with such entity. If the Company completes testing of the Jig and develops a final production model, the Company does not currently have the know-how or resources to establish its own manufacturing facility. Management is considering options for manufacture of the Jig, including manufacturing under a long-term contract or through an exclusive licensing arrangement or joint venture. The Company may not be able to obtain adequate manufacturing capacity. Moreover, even if a manufacturer is found, it may not be able to cost-effectively produce affordable, high-quality units capable of sustaining continuous operations with low maintenance costs in a production environment.

     Patents for the Centrifugal Jig.

         The Company has obtained initial patents related to the Jig from the United States, South Africa, United Kingdom, Australia, and Canada. Patent applications are pending in Germany, France, and Japan. The Company has also obtained a second series of patents related to a critical component of the Jig in the United States, Australia, Canada, Great Britain, General European, and South Africa. The Company filed an application in the United States seeking a third patent for a critical component of the Jig on May 15, 1997 and has filed applications in Canada and certain European nations.

         The Company can provide no assurance that pending patent applications will be granted. In addition, persons in countries in which the Company has not patented the Jig or certain critical components may develop and market an infringing product. The cost of enforcing patents outside of North America, as well as other obstacles, may limit the Company's ability to enforce its patents and keep infringing products out of the market for the Jig.

Risk Factors Primarily Related to Development of the Minerals Properties

     Exploratory Stage of Development --Tennessee Mineral Property.

         The Tennessee Mineral Property is currently in the exploratory stage. An independent consultant hired by the Company has completed a pre-feasibility study on the Tennessee Mineral Property, which study concludes that sands on the Tennessee Mineral property contain commercial quantities of heavy minerals. The preliminary study further concludes that the sands can be economically mined to produce commercial grade products and that established markets exist for such products. Based on these results, the Company has determined to commence a feasibility study of the Tennessee Mineral Property.

         The feasibility study, commenced during August 1998, will involve the actual design, pricing, and analysis of equipment and facilities that would be used to mine the Tennessee Mineral Property. The Company expects that completion of a feasibility study will take 12-18 months and that, if the feasibility study suggests that cost-effective mining of the Tennessee Mineral Property is feasible, a mine would not be operational for 24-36 months after completion of the study. The pre-feasibility testing or the feasibility study may indicate that the Tennessee Mineral Property does not contain minable quantities of heavy minerals or that such deposits are not amenable to large-scale, low-cost mining, as contemplated by the Company. Even if the testing and studies suggest that mining is economically feasible on the Tennessee Mineral Property, the Company can provide no assurance that it will be able to obtain the capital, resources, and permits necessary to mine the Tennessee Mineral Property. Moreover, market factors, such as a decline in the price of, or demand for, minerals recoverable at the Tennessee Mineral Property, may adversely affect the development of mining operations on such property.

     Uncertainty of Obtaining Environmental Permits for the Tennessee Mineral Property.

         In order to begin construction and mining on the Tennessee Mineral Property, the Company may have to obtain a number of federal, state, and local permits, none of which the Company has obtained. Because the Company has not yet commenced design of a mining facility on the Tennessee Mineral Property, the Company is not in a position to definitively ascertain which federal, state and local mining and environmental laws or regulations would apply to a mine on the Tennessee Mineral Property. Nevertheless, the Company anticipates that compliance with the Clean Air Act, the Clean Water Act, the Resource
Conservation and Recovery Act, and the Comprehensive Environmental Response Compensation Liability Act would be necessary if the Company determined to commence construction and operation of a mine on the Tennessee Mineral Property. See "--Government Regulation."

         In addition to these federal laws and regulations, the Company anticipates that, if the Tennessee Mineral Property is developed, the Company will be required to obtain a surface mining permit from the State of Tennessee under the Tennessee Mineral Surface Mining Law of 1972. The application for such a permit must be preceded by public notice and must include, among other things, a filing fee, a reclamation and revegetation plan, and a bond to cover the costs of reclamation. Moreover, although the Company cannot yet determine what the water needs or discharge levels of a mine on the Tennessee Mineral Property would be, the Company anticipates that it will be required to obtain a water discharge permit under the Tennessee Water Quality Control Act. The Company can provide no assurance that it will be able to obtain the federal and state permits necessary to construct and operate a mine on the Tennessee Mineral Property.

     Exploratory Stage of Development--California Mineral Property.

         During October 1998, Altair obtained an option to acquire leasehold rights to the California Mineral Property and immediately commenced initial testing of the stockpiles located on such property. Such initial testing involves drilling holes to collect samples for use in defining the stockpile base and, assuming the analysis of such samples yields favorable results, conducting experiments regarding the ease with which constituent heavy minerals--particularly ilmenite--can be separated out and extracted. If such initial tests suggest that valuable heavy minerals can be cost effectively extracted, Altair plans to begin designing and pricing the equipment necessary to process minerals on the California Mineral Property. Assuming Altair is able to design and obtain all necessary equipment at a reasonable price and in a timely manner, Altair anticipates that mineral processing operations on the California Mineral Property could commence as early as the end of 1999 or the first quarter of 2000. Nevertheless, the initial testing may reveal that the stockpiles on the California Mineral Property do not contain a sufficient volume or density of heavy minerals or that constituent valuable heavy minerals can not be cost effectively extracted. Even if the testing suggests that mineral processing is economically feasible, Altair may be unable to obtain necessary equipment at the projected price, and the revenues generated by such mineral processing may be insubstantial. Moreover, the Company may be unable to obtain the capital, resources, and permits necessary to process minerals on the California Mineral Property, and market factors, such as a decline in the price of, or demand for, minerals recoverable at the California Mineral Property, may adversely affect the development of mineral processing operations on such property.


     Uncertainty of Obtaining Environmental Permits for the California Mineral Property.

         In order to begin processing the stockpiles on the California Mineral Property, the Company may have to obtain a number of federal, state, and local permits, none of which the Company has obtained. Because the Company has not yet commenced design of a mineral processing facility, the Company is not in a position to definitively ascertain which federal, state and local mining and environmental laws or regulations would apply to a mineral processing facility on the California Mineral Property. Nevertheless, the Company anticipates that compliance with the Clean Air Act, the Clean Water Act, the Resource
Conservation  and  Recovery  Act,  the  Comprehensive   Environmental   Response
Compensation Liability Act, and applicable state and local laws would be necessary if the Company determined to commence construction and operation of a mineral processing facility on the California Mineral Property.
See "--Government Regulation."

     Absence of Detailed Plans for the Mineral Properties.

         The Company has not obtained sufficient mineral and economic feasibility information to develop definitive plans with respect to the precise design and nature of mining or processing operations, if any, on the Mineral Properties. The specific details of such plans will largely determine the cost and difficulty of complying with governing environmental and land use laws. Significant factors the Company has not explored include the following:

     o The Company has not commenced any of the environmental, cultural, and other studies required by governing environmental and regulatory laws. Such studies are designed to reveal the existence of factors that may increase the cost and difficulty of obtaining necessary permits and approvals.

     o The Company has conducted only a limited review of state and local environmental land use laws affecting the Mineral Properties to determine what permits would be necessary to conduct mining or mineral processing operations on the Mineral Properties and/or what restrictions may increase the cost of, or prevent, planned mineral processing or mining activities. In general, land use and environmental regulations are strict and may be cost prohibited.

     o Absent definitive plans, the Company cannot ascertain the water needs or discharge levels of mining or processing operations on Mineral

         Properties, if any. Nevertheless, the Company anticipates that it will be required to obtain a water discharge permit under applicable federal and state water quality control laws.

     Environmental Liability.

         Any proposed mining or processing operation involving the Mineral Properties or any other property acquired or operated by the Company will be subject to federal, state, and local environmental laws. Under such laws, the Company may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation, and/or removal of substances discovered on either of the Mineral Properties or any other property used by the Company, which are deemed by the federal and/or state government to be toxic or hazardous ("Hazardous Substances"). Courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal, or transportation of Hazardous Substances. The Company might use Hazardous Substances and, although the Company intends to employ all reasonably practicable safeguards to prevent any liability under applicable laws relating to Hazardous Substances, Companies engaged in mineral exploration and processing are inherently subject to substantial risk that environmental remediation will be required.

                          PRICE RANGE OF COMMON SHARES

     United States. In the United States, from March 24, 1997 until January 23, 1998, the Common Shares were quoted on the Nasdaq SmallCap Market under the symbol "ALTIF." The following table sets forth, for the periods indicated, the high and low sales prices for the Common Shares, as reported by the Nasdaq SmallCap Market:


Fiscal Year Ended
December 31, 1997:                                        Low          High
                                                       ---------    ---------
     1st Quarter (beginning March 24,
     1997)......................................        $8.5625      $12.25
     2nd Quarter................................         4.75          9.625
     3rd Quarter................................         5.125         9.875
     4th Quarter................................         7.75         16.625


Fiscal 1998

     1st Quarter (through January 23,
     1998)......................................       $13.75        $15.625


     Beginning on January 26, 1998, the Common Shares began trading on the Nasdaq National Market under the symbol "ALTIF." The following table sets forth, for the periods indicated, the high and low sales prices for the Common Shares, as reported on the Nasdaq National Market.


Fiscal 1998                                               Low          High
                                                       ---------    ---------

     1st Quarter (beginning January 26,
     1998)......................................        $8.125       $15.625
     2nd Quarter................................         7.00          9.625
     3rd Quarter................................         3.00         10.25
     4th Quarter................................         5.875         8.625


Fiscal 1998                                               Low          High
                                                       ---------    ---------

     1st Quarter (through March 15,
     1999)......................................        $6.50        $10.25

The last sale price of the Common Shares, as reported on the Nasdaq National Market, on March 15, 1999 was $7.125 per share. As of March 15, 1999, the number of Common Shares outstanding was 15,174,915. In addition, the Company has reserved 3,418,000 Common Shares for issuance upon exercise of options that have been, or may be, granted under its employee stock option plans.

     Canada. In Canada, the Common Shares were publicly traded under the symbol "AIL" on the Alberta Stock Exchange (the "ASE") up through April 23, 1998. The Company voluntarily delisted the Common Shares from the ASE on that date due to increased focus on operations in the United States and diminished trading volume on the ASE. The following tables set forth, on a quarterly basis, the high and low closing sales prices during the last two fiscal years for the Common Shares on the ASE. All amounts are stated in Canadian dollars, the currency in which the prices are quoted by the ASE.


                                                    Low                 High
                                                ------------        ------------
Fiscal Year Ended
December 31, 1997:

     1st Quarter.......................          $Cdn. 7.75         $Cdn. 16.55
     2nd Quarter.......................                6.90               13.00
     3rd Quarter.......................                7.40               13.50
     4th Quarter.......................               11.10               23.50

Fiscal Year Ended
December 31, 1996:
     1st Quarter.......................          $Cdn. 1.78          $Cdn. 4.25
     2nd Quarter.......................                2.70                6.50
     3rd Quarter.......................                3.98                6.20
     4th Quarter.......................                5.30               11.40


                                 USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the Offered Securities, following the payment of any placement agent or underwriting fees, legal costs, and other offering expenses, will be used for working capital, capital expenditures, acquisitions, and other general corporate purposes. There is no assurance that the Company will receive sufficient funds to pursue its business plans. Pending utilization of the net proceeds of the Offering, the Company intends to make temporary investments in an interest-bearing demand account or short-term, interest-bearing securities.

                                    DILUTION

     It is expected that, in any offering pursuant to this Prospectus, there will be material dilution of the equity interest of the purchasers. In the prospectus supplement associated with each specific offering, the Company will disclose (i) the net tangible book value per share before and after the offering, (ii) the amount of increase in such net tangible book value per share attributable to the cash payment made by purchasers, and (iii) and the amount of the immediate dilution from the offering price which will be absorbed by such purchasers.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered  Securities (a) through  placement agents;
(b) through underwriters or dealers; or (c) directly to one or more purchasers.

                                Placement Agents

     The Offered Securities may be sold through placement agents designated by the Company. The placement agents will agree to act in good faith to assist the Company in soliciting purchases for the period of their appointment.

                                  Underwriters

     If underwriters are used in the sale of the Offered Securities, the Company anticipates that the Offered Securities will be acquired by underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Any offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

                                  Direct Sales

     The Offered Securities may also be sold directly by the Company. In this case, no underwriters or agents would be involved.

                               General Information

     Underwriters, dealers, and agents that participate in the distribution of the Offered Securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from the Company and any profit on the resale of the Offered Securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     The Company may have agreements with the underwriters, dealers, or agents to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payment which the underwriters, dealers or agents may be required to make. Underwriters, dealers, and agents may engage in transactions with, or perform services for, the Company in the ordinary course of their businesses.

     In order to comply with the securities laws of certain states, the Offered Securities may be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.


                             DESCRIPTION OF WARRANTS

     The Company may issue Warrants to purchase up to 500,000 of the Shares. Warrants may be issued independently or together with any Shares, and may be attached to or separate from such Shares. Each series of Warrants will be issued under a separate warrant agreement to be entered into between the Company and the Warrant holder or a warrant agent. If a warrant agent is designated, the warrant agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

     The prospectus supplement delivered in connection with any issuance of the Warrants will describe the following additional terms of such Warrants: (i) the title of such Warrants; (ii) the price or prices at which such Warrants will be issued; (iii) the periods during which such Warrants are exercisable; (iv) the number of Warrants issued, and to be issued, and the number of Shares for which each Warrant is exercisable; (v) the exercise price for such Warrants, including any changes to or adjustments in the exercise price; the currency or currencies in which the exercise price of such Warrants may be payable; if applicable, the number of Warrants issued with each Share; (viii) any listing of the Warrants on a securities exchange; and (ix) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                                  LEGAL MATTERS

     The validity of the Offered Securities being offered hereby is being passed upon for the Company by Beach, Hepburn, Ontario, Canada.

                                     EXPERTS

     The financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated by reference in this Prospectus have been audited by McGovern, Hurley, Cunningham, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Future financial statements of the Company and the reports thereon by McGovern, Hurley, Cunningham also will be incorporated by reference in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing in giving those reports; provided, however, only to the extent that said firm has audited those financial statements and consented to the use of their reports therein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     As permitted by SEC rules, this Prospectus does not contain all of the information that prospective investors can find in the Registration Statement or the exhibits to the Registration Statement. The SEC permits the Company to incorporate by reference into this Prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except as superseded or modified by information contained directly in this Prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated herein by reference.

     This Prospectus incorporates by reference the documents set forth below that the Company (File No. 1-12497) has previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These documents contain important information about the Company and its financial condition.

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on March 18, 1999.

     (b) The  description  of the  Common  Shares  contained  in  the  Company's
         Registration Statement on Form 10 filed under the Exchange Act, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

     The Company hereby incorporates by reference all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering.

                       WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site (http://www.sec.gov) that makes available to the public reports, proxy statements, and other information regarding issuers, such as the Company, that file electronically with the SEC.

     In addition, the Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Please direct written requests for such copies to the Company c/o Mineral Recovery Systems at 230 South Rock Boulevard, Suite 21, Reno, Nevada 89502, U.S.A., Attention: Ed Dickinson, Director of Finance. Telephone requests may be directed to the office of the Director of Finance at (800) 897-8245.

     The Common Shares are quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

======================================== =======================================

     We have not  authorized any dealer,
salesperson  or other person to give any
information  or  represent  anything not
contained  in  this   Prospectus.   This               1,500,000 Common Shares
Prospectus does not offer to sell or buy                   500,000 Warrants
any securities in any jurisdiction where it is unlawful. The information in this Prospectus is current as of March 17, 1999.


        _______________________                                ALTAIR
                                                         INTERNATIONAL INC.

                        SUMMARY                            COMMON SHARES
                   TABLE OF CONTENTS                          WARRANTS

(For a more detailed  Table of Contents,
see page 2)
                                      Page
Table of Contents........................2
About this Prospectus....................4
Prospectus Summary.......................4               _______________
Forward-Looking Statements...............6
Price Range of Common Shares............19                 Prospectus
Use of Proceeds.........................21               _______________
Dilution................................21
Plan of Distribution....................21
Legal Matters...........................24
Experts.................................23
Incorporation of Certain Documents
by Reference............................23
Where You Can Find More Information.....24

          ____________________                            March 17, 1999

======================================== =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses of the offering, sale and distribution of the Offered Securities being registered pursuant to this registration statement (the "Registration Statement"). All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates, except the SEC registration fees.

                                                                  Amount
                                                                  ------
Commission registration fees................................$         3,572.00
NASD registration fees......................................         17,500.00
Accounting fees and expenses................................          2,000.00
Legal fees and expenses.....................................          7,500.00
Blue sky fees and expenses..................................          2,000.00
Printing and Engraving Fees.................................          1,000.00
Miscellaneous expenses......................................          1,906.00
         Total..............................................$        35,478.00
                                                            ==================


Item 15. Indemnification of Directors and Officers

         Subsection 136(1) of the Business Corporation Act, Ontario (the "Act") provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporation, if,

         (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

         (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his or her conduct was lawful.

         Subsection 136(2) of the Act provides that a corporation may, with the approval of the court, indemnify a person referred to in subsection 136(1) of the Act in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he fulfills the conditions set out in clauses 136(1)(a) and 136(1))(b) of the Act.

         Subsection 136(3) of the Act provides that despite anything in section 136 of the Act, a person referred to in subsection 136(1) of the Act is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

         (a) was substantially successful on the merits in his defense of the action or proceeding; and

         (b) fulfills the conditions set out in clauses 136(1)(a) and 136(1)(b) of the Act.

         Subsection 136(4) of the Act provides that a corporation may purchase and maintain insurance for the benefit of any person referred to in subsection 136(1) of the Act against any liability incurred by the person,

         (a) in his capacity as a director or officer of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

         (b) in his capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

         Subsection 136(5) of the Act provides that a corporation or a person referred to in subsection 136(1) of the Act may apply to the court for an order approving an indemnity under section 136 of the Act and the court may so order and make any further order it thinks fit.

         Subsection 136(6) of the Act provides that upon an application under subsection 136(5) of the Act, the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

         The Company's By-laws, as amended, provide that subject to subsection 2 of section 147 of the Act, every director and officer of the Company and his heirs, executors, administrators and other legal personal representatives shall, from time to time, be indemnified and saved harmless by the Company from and against any liability and all costs, charges and expenses that such director or officer sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office and all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Company, except such costs, charges or expenses as are occasioned by his own wilful neglect or default. In addition, the board of directors of the Company has passed, and the shareholders have confirmed, several special By-laws authorizing the board of directors, among other things, to borrow money and issue bonds or debentures and to secure any such borrowing by mortgaging or pledging all or part of the Company's assets. The special By-laws further authorize the board of directors to delegate the foregoing powers to any director or officer and to give indemnities to any such director or other person acting on behalf of the Company and secure any such person against loss by giving him by way of security a mortgage or charge upon all of the currently owned or subsequently acquired property, undertakings, and rights of the Company.

         Pursuant to an employment agreement with William P. Long, the President, Chief Executive Officer and a director of the Company, the Company has agreed to assume all liability for and to indemnify, protect, save, and hold Dr. Long harmless from and against any and all losses, costs, expenses, attorneys' fees, claims, demands, liability, suits, and actions of every kind and character which may be imposed upon or incurred by Dr. Long on account of, arising directly or indirectly from, or in any way connected with or related to Dr. Long's activities as an officer and member of the board of directors of the Company, except as arise as a result of fraud, felonious conduct, gross negligence or acts of moral turpitude on the part of Dr. Long. In addition, Mineral Recovery Systems, Inc. ("MRS"), a wholly-owned subsidiary of the Company, has agreed to assume all liability for and to indemnify, protect, save, and hold harmless Patrick Costin (Vice President of the Company and President of MRS) from and against any and all losses, costs, expenses, attorneys' fees, claims, demands, liabilities, suits and actions of every kind and character which may be imposed on or incurred by Mr. Costin on account of, arising directly or indirectly from, or in any way connected with Mr. Costin's activities as manager, officer, or director of MRS or the Company.

         Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the Company maintains insurance through a commercial carrier against certain liabilities which may be incurred by its directors and officers. The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

         The following exhibits required by Item 601 of Regulations S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.


   Regulation S-K                             Description
    Exhibit No.
--------------------     -------------------------------------------------------

        4.1 Articles of Incorporation of the Company (incorporated by reference to a Registration Statement on Form 10-SB filed with the SEC on November 25, 1996).

        4.2 Amendment to Articles of Incorporation of the Company dated November 6, 1996 (incorporated by reference to Amendment No. 1 to a Registration Statement on Form 10 filed with the SEC on December 23, 1996).

        4.3 By-laws of the Company (incorporated by reference to a Registration Statement on Form 10-SB filed with the SEC of November 25, 1996).

        4.4 Form of Common Share Certificate (incorporated by reference to a Registration Statement on Form 10-SB filed with the SEC on November 25, 1996).

         5 Opinion of Beach, Hepburn as to the legality of the securities offered (filed herewith).

        23.1             Consent of Beach, Hepburn (included in Exhibit No. 5).

        23.2 Consent of McGovern, Hurley, Cunningham (incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 filed with the SEC om March 18, 1999).

         24 Powers of Attorney (included on page II-5 of the Registration Statement).

         27              Financial Data Schedule (filed herewith)

Item 17. Undertakings.

         (a)      The undersigned Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                  (i)      To  include  any   Prospectus   required  by  section
                           10(a)(3) of the Securities Act;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities
Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cody, State of Wyoming, on March 15, 1999.

                                 ALTAIR INTERNATIONAL INC.


                                 By        /s/ William P. Long
                                   ---------------------------------------------
                                           William P. Long
                                           President and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                            Title                                       Date
         ---------                            -----                                       ----

 /s/ William P. Long        President, Chief Executive Officer, and Director         March 15, 1999
-----------------------     (Principal Executive Officer and authorized
William P. Long             representative of the Company in the United States)



 /s/ C. Patrick Costin*     Vice President and Chief Financial Officer               March 15, 1999
-----------------------     (Principal Financial Officer and Principal
C. Patrick Costin           Accounting Officer)


/s/ James I. Golla*         Secretary and Director                                   March 15, 1999
-----------------------
James I. Golla


/s/ George E. Hartman*      Director                                                 March 15, 1999
-----------------------
George E. Hartman


/s/ Robert Sheldon *        Director                                                 March 15, 1999
-----------------------
Robert Sheldon

*  By:     /s/ William P. Long
      ------------------------------------
         William P. Long, Attorney-in-Fact

                            ALTAIR INTERNATIONAL INC.

                                  EXHIBIT INDEX

 Regulation S-K                                   Description                                   Sequential System
  Exhibit No.                                                                                        Page No.
----------------     ----------------------------------------------------------------------     -----------------
      4.1            Articles of Incorporation of the Company (incorporated by reference to
                     Registration Statement on Form 10-SB filed with the SEC on November
                     25, 1996).                                                                         --

      4.2            Amendment to Articles of Incorporation of the Company dated
                     November 6, 1996 (incorporated by reference to Amendment No. 1 to
                     Registration Statement on Form 10 filed with the SEC on December 23,
                     1996).                                                                             --

      4.3 By-laws of the Company (incorporated by reference to Registration Statement on Form 10-SB filed with the SEC of November 25, 1996).

                                                                                                        --

      4.4            Form of Common Share Certificate (incorporated by reference to
                     Registration Statement on Form 10-SB filed with the SEC on November
                     25, 1996).                                                                         --

       5             Opinion of Beach, Hepburn as to the legality of the securities offered.            #

      23.1           Consent of Beach, Hepburn (included in Exhibit No. 5)                             II-7

      23.2           Consent of Mcgovern, Hurley, Cunningham, (incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1998
                     filed with the SEC on March 18, 1999).                                             --

       24            Powers of Attorney (included on page II-5 of the Registration Statement)           #

       27            Financial Data Schedule                                                           II-8
--------------------

# Previously filed.